Exhibit 99.1

February 18, 2013

Dear Investor:

On behalf of the entire Lightstone Group management team, I would like to thank you for your investment in Lightstone Value Plus Real Estate Investment Trust, Inc. I write to inform you of several changes to our Distribution Reinvestment Program (“DRIP”) and share repurchase program.

First, as previously disclosed in our public filings, on December 21, 2012, our Board of Directors determined that we had an estimated net asset value of approximately $359.3 million, resulting in an estimated net asset value per share of common stock of $11.80, each as of September 30, 2012. Also on December 21, 2012, in conjunction with our estimate of the value of a share of our common stock as of September 30, 2012, our Board of Directors approved an increase to the purchase price under our DRIP from $10.12 to $11.21 per share of common stock, which is a 5% discount to the estimated value per share of common stock of $11.80 as of September 30, 2012.

Second, our share repurchase program may provide our stockholders with limited, interim liquidity by enabling them to sell their shares of common stock back to us, subject to various conditions and restrictions. As previously disclosed in our public filings, on December 21, 2012, our Board of Directors reaffirmed the purchase price of $9.00 per share under our share repurchase program, except in the case of the death of the stockholder, whereby the purchase price per share is the lesser of the actual amount paid by the stockholder to acquire the shares or $10.00 per share.

Finally, the DRIP is now available to investors in Arizona and Oregon once again.

Questions regarding our DRIP or share repurchase program should be directed to us at (888) 808-7348. We thank you for your continued confidence in us.

Yours truly,

David Lichtenstein

Chairman and CEO

1985 Cedar Bridge Ave., Suite 1, Lakewood, NJ 08701

Phone: (888) 808-7348 / Web: www.LightstoneCapitalMarkets.com